JPMorgan Chase & Co. 383 Madison Avenue, New York, NY 10179 NYSE symbol: JPM www.jpmorganchase.com
News release: IMMEDIATE RELEASE
JPMorgan Chase Plans Dividend Increase and $29.4 Billion
Capital Repurchase Program
New York, June 27, 2019 - JPMorgan Chase & Co. (NYSE: JPM) (“JPMorgan Chase” or the “Firm”) announced today that the Federal Reserve Board does not object to the Firm's capital plan under the recently concluded 2019 Comprehensive Capital Analysis and Review (“CCAR”). JPMorgan Chase’s Board of Directors intends to increase the quarterly common stock dividend to $0.90 per share (up from the current $0.80 per share), effective the third quarter of 2019 and has authorized gross common equity repurchases of up to $29.4 billion between July 1, 2019 and June 30, 2020 under a new common equity repurchase program.

Jamie Dimon, Chairman and CEO of JPMorgan Chase said: “The strength of our franchise has allowed us to continue to use our capital to grow and invest in our businesses to support our customers, clients and communities around the world. We are pleased to have the capacity and flexibility to return excess capital to our shareholders as we maintain a fortress balance sheet that provides the ability to withstand extreme stress.”

The Firm’s dividends will be subject to the Board of Directors’ approval at the customary times those dividends are declared. The 2019 third quarter dividend would be payable on October 31, 2019, to shareholders of record at the close of business on October 4, 2019. The newly-authorized common equity repurchase program includes shares repurchased to offset issuances under the Firm's stock-based compensation plans. The authorization to repurchase common equity will be utilized at management’s discretion, and the timing of repurchases and the exact amount of common equity that may be repurchased under the new authorization is subject to various factors, including market conditions; legal and regulatory considerations; the Firm's capital position; internal capital generation; and alternative investment opportunities. The repurchase program does not include specific price targets or timetables; may be executed through open market purchases or privately negotiated transactions, or utilizing Rule 10b5-1 programs; and may be suspended at any time.

JPMorgan Chase & Co. (NYSE: JPM) is a leading global financial services firm with assets of $2.7 trillion and operations worldwide. The Firm is a leader in investment banking, financial services for consumers and small businesses, commercial banking, financial transaction processing, and asset management. A component of the Dow Jones Industrial Average, JPMorgan Chase & Co. serves millions of customers in the United States and many of the world’s most prominent corporate, institutional and government clients under its J.P. Morgan and Chase brands. Information about JPMorgan Chase & Co. is available at https://www.jpmorganchase.com.
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Investor Contact: Jason Scott 212-270-2479	Media Contact: Joseph Evangelisti 212-270-7438